Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

August 21, 2007	Contact: Keith Schroeder
Chief Financial Officer
and Interim President and CEO
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES

APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER

PRYOR, OKLAHOMA (August 21, 2007) – Orchids Paper Products Company (AMEX:TIS) reported today that its board of directors has appointed Mr. Robert A. Snyder as its President and Chief Executive Officer effective August 20, 2007. Mr. Snyder, who most recently served as General Manager of KTG USA, a subsidiary of Kruger, Inc., replaces interim President and Chief Executive Officer, Keith R. Schroeder. “We are excited that Bob has joined our team. His extensive pulp and paper experience and proven leadership abilities will be invaluable as we continue to grow our business,” said Jay Shuster, Chairman of the Board of Directors. Prior to his tenure at KTG USA, Snyder served in various capacities with Kruger, Inc., Great Northern Paper, Inc., Alliance Forest Products U.S. Corporation and Bear Island Paper Company.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.